Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT
THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this "Agreement") is dated as of April 29, 2016 by and among Wells Fargo Bank, National association, a national banking association, as administrative agent ("Agent") for the Lenders (as defined in the Credit Agreement referred to below), the Lenders party hereto, STREAMLINE HEALTH SOLUTIONS, INC., a Delaware corporation ("Parent") and STREAMLINE HEALTH, INC., an Ohio corporation ("Borrower").
WHEREAS, Borrower, Parent, Agent, and Lenders are parties to that certain Credit Agreement dated as of November 21, 2014 (as amended, restated, modified or supplemented from time to time, the "Credit Agreement");
WHEREAS, Borrower, Agent and Lenders have agreed to amend the Credit Agreement in certain respects on the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:
1.Defined Terms. Unless otherwise defined herein, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.
2.Amendment. In reliance upon the representations and warranties of the Loan Parties set forth herein, and subject to the satisfaction of the conditions to effectiveness set forth herein, the Credit Agreement is hereby amended as follows:
(a)The table set forth in Section 7(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

Applicable Amount	Applicable Period
$3,000,000	For the 4-quarter period ending April 30, 2016
$1,500,000	For the 4- quarter period ending July 31, 2016
$250,000	For the 4-quarter period ending October 31, 2016
$0	For the 4-quarter period ending January 31, 2017
Such amount as is agreed to by Borrower and Required Lenders within 30 days following delivery of, and based upon, the Projections then most recently delivered pursuant to Section 5.1 and approved by Required Lenders; provided, that if not approved by Required Lenders or if Borrower and Required Lenders have not agreed to such amounts for the remainder of the term of this Agreement, then an immediate breach of this Section 7(a) shall be deemed to have occurred.
For the 4-quarter period ending April 30, 2017 and for the 4-quarter period ending on each July 31, October 31, January 31 and April 30 thereafter

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(b)Section 7(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(b)    Minimum Liquidity. Maintain Liquidity of at least $6,500,000 at all times from and after the Second Amendment Closing Date.
(c)Section 6.7 of the Credit Agreement is hereby amended by deleting the word "and" from the end of clause (b), replacing the "." at the end of clause (c) with ", and" in lieu thereof, and adding a new clause (d) thereto to read as follows:
(d)Parent may repurchase the Equity Interests of Parent pursuant to a stock repurchase plan which complies with Rule 10b5-1 of the Exchange Act and other applicable securities laws, and which repurchase plan shall be in form and substance acceptable to Agent, provided, that (i) the price paid by Parent for any repurchase of Equity Interests of Parent does not exceed the lower of (x) the ask price per share as reported by the Nasdaq Capital Market ("Nasdaq") at the time of such repurchase or (y) $1.25 per share, (ii) the number of Equity Interests repurchased in any given day does not exceed 25% of the average daily trading volume for such Equity Interests for the four week period ending on the date of repurchase as reported by the Nasdaq at the time of repurchase, (iii) the aggregate amount of repurchases made by Parent pursuant hereto during the term of this Agreement does not exceed $1,000,000, (iv) no later than the first Business Day of the following week after a repurchase, Borrower shall deliver to Agent (1) bank statement(s) or screen shot(s) showing, as of Friday of the immediately preceding week, the cash balances of the Parent and its Subsidiaries and an indication of the cash that is Qualified Cash, (2) a report showing Availability after giving effect to such repurchase and (3) a report as to the aggregate amount of repurchases made by Parent pursuant hereto during the immediately preceding 12-month period calculated after giving effect to such repurchase, and (v) no Default or Event of Default has occurred and is continuing or would result from the repurchase of such Equity Interests.
(e)The defined term "Liquidity" set forth on Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:
"Liquidity" means, as of any date of determination, the sum of Availability and Qualified Cash and the aggregate amount of repurchases by Parent of the Equity Interests of Parent made in accordance with Section 6.7(d) of the Agreement during the 12-month period ending on such date of determination.
(f)The defined term "Second Amendment Closing Date" is hereby added to Schedule 1.1 to the Credit Agreement in its proper alphabetical order as follows:
"Second Amendment Closing Date" means April 29, 2016.
3.Continuing Effect. Except as expressly set forth in Sections 2 of this Agreement, nothing in this Agreement shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.
4.Reaffirmation and Confirmation. Each Loan Party party hereto hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents to which it is a party represent the valid, enforceable and collectible obligations of such Loan Party, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Each Loan Party party hereto hereby agrees that this Agreement in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by each Loan Party party hereto in all respects.

5.Conditions to Effectiveness. This Agreement shall become effective upon the satisfaction of the following conditions precedent:
(a)Agent shall have received a copy of this Agreement executed and delivered by Agent, the Lenders and the Loan Parties (with four (4) original copies of this Agreement to follow within two (2) Business Days after the date hereof); and
(b)no Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Agreement.
6.Representations and Warranties. In order to induce Agent and Lenders to enter into this Agreement, each Loan Party party hereto hereby represents and warrants to Agent and Lenders that:
(a)After giving effect to this Agreement, all representations and warranties contained in the Loan Documents to which such Loan Party is a party are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this Agreement, as though made on and as of the date of this Agreement (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);
(b)no Default or Event of Default has occurred and is continuing; and
(c)This Agreement and the Loan Documents, as amended hereby, constitute legal, valid and binding obligations of such Loan Party and are enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally.
7.Miscellaneous.
(a)Expenses. Borrower agrees to pay on demand all reasonable costs and expenses of Agent and the Lenders (including reasonable attorneys' fees) incurred in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of this Agreement and the Credit Agreement as amended hereby.
(b)Choice of Law and Venue; Jury Trial Waiver; Reference Provision. Without limiting the applicability of any other provision of the Credit Agreement or any other Loan Document, the terms and provisions set forth in Section 12 of the Credit Agreement are expressly incorporated herein by reference.
(c)Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

8.Release; Covenant Not to Sue.
(a)In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and its present and former members, managers, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (each Loan Party and all such other Persons begin hereinafter referred to collectively as the "Releasing Parties" and individually as a "Releasing Party"), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, members, managers, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, damages and any and all other claims, counterclaims, defenses, rights of set‑off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Releasing Party may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement for or on account of, or in relation to, or in any way in connection with this Agreement, the Credit Agreement, or any of the other Loan Documents or any of the transactions thereunder or related thereto. For the avoidance of doubt, the foregoing release is only a release of Claims that exist on or prior to the date of this Amendment and is not a release of any Claims that may arise in the future.
(b)Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
(c)Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
(d)Each Releasing Party hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Releasing Party pursuant to this Section 8. If any Releasing Party violates the foregoing covenant, each Loan Party, for itself and its successors and assigns, and its present and former members, managers, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by any Releasee as a result of such violation.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

STREAMLINE HEALTH SOLUTIONS, INC., a Delaware corporation, as Parent By: /s/ Nicholas Meeks Name: Nicholas Meeks Title: Senior Vice President & Chief Financial Officer

STREAMLINE HEALTH, INC., an Ohio corporation, as Borrower By: /s/ Nicholas Meeks Name: Nicholas Meeks Title: Senior Vice President & Chief Financial Officer

Signature Page to Second Amendment to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent and as a Lender By: /s/ Andrea Bernard Name: Andrea Bernard Title: Managing Director Its Authorized Signatory

Signature Page to Second Amendment to Credit Agreement